EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 347-4300 ext. 4232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Preclinical Data on GGF2 in Heart Failure Presented at American Heart Association Scientific Sessions 2011

HAWTHORNE, N.Y. – November 16, 2011— Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that preclinical data from a study of its investigational drug Glial Growth Factor 2 (GGF2) showed GGF2 significantly improved ventricular function in a heart failure model in swine. GGF2 is currently being evaluated as a treatment for heart failure in a Phase 1 clinical trial. These data were presented at the American Heart Association Scientific Sessions 2011 being held in Orlando, Florida.

“These data extend previous preclinical study findings that GGF2 improves heart function in preclinical models of heart failure,” said Anthony Caggiano, M.D. Ph.D., Vice President of Research and Development at Acorda. “GGF2 represents a novel approach for treating heart failure by improving heart function rather than addressing the symptoms associated with decreased function. The results of the first Phase 1 clinical trial of GGF2 in patients with heart failure are expected in 2012, and will provide additional information about the safety and potential of this therapy.”

The poster, entitled “Neuregulin-1beta Improves Cardiac Remodeling after Myocardial Infarction in Swine” (Abstract 15531), examined the effects of GGF2 on cardiac function in a model where heart failure is induced by creating an experimental myocardial infarction (MI). Cardiac function was measured by echocardiography.  GGF2 was administered twice a week starting one week after induction of heart failure. After four weeks of treatment, GGF2 therapy was associated with significantly improved left ventricular function, along with reduced ventricular dilation.

“Improving heart function would represent a significant advance in the treatment of heart failure. The results of this study are encouraging and support further exploration of GGF2 in clinical trials,” said Doug Sawyer, M.D., Ph.D., Lisa M. Jacobson Professor of Medicine, Vanderbilt University Heart and Vascular Institute, whose team conducted the study.

The study was funded by a Cardiac Translational Research Implementation Program (C-TRIP) grant awarded by the National Heart, Lung, and Blood Institute (NHLBI) to support research on GGF2. The grant, supporting laboratory studies, was awarded jointly to Acorda and Vanderbilt University Heart and Vascular Institute, which are collaborating on research of GGF2 in heart failure. Dr. Sawyer is the lead primary investigator on the C-TRIP grant; Dr. Caggiano is the co-primary investigator.

GGF2, which is part of a family of proteins known as neuregulins, has been shown to be pharmacologically active in a number of preclinical models of cardiovascular and neurological conditions. GGF2 acts directly on heart muscle cells, or cardiomyocytes. It is believed to improve the heart's ability to contract by restoring function in cardiomyocytes damaged from heart disease or injury. GGF2 may offer a unique treatment strategy as preclinical studies demonstrate that GGF2 acts directly to restore cardiac muscle contractility.

GGF2 is currently being studied in a Phase 1 clinical trial to evaluate the safety and tolerability of GGF2 in patients with heart failure. In this trial, participants receive either placebo or GGF2 administered as a single intravenous infusion. Acorda is collaborating with the Vanderbilt University Heart and Vascular Institute to conduct this trial. If GGF2 is well tolerated in this study, subsequent studies will explore tolerability and efficacy of multiple doses of GGF2.

About GGF2 and Heart Failure
Neuregulins are a class of naturally occurring protein growth factors that have multiple effects on the nervous and cardiovascular systems. Acorda is developing GGF2 in a number of nervous system and cardiac indications, including multiple sclerosis (MS), spinal cord injury (SCI), peripheral nerve damage, stroke and heart failure.

Heart failure is a chronic, progressive condition in which the heart muscle is unable to pump enough blood to meet the body's requirements. Heart failure results from damage to the heart most frequently caused by hypertension, diabetes and myocardial infarction.  GGF2 acts directly on heart muscle cells and it is believed to improve the heart's ability to contract by restoring functions that are impaired in disease including cell signaling and energy utilization. Preclinical studies also demonstrate that GGF2 may protect the heart structure from acute and chronic stressors.

In December 2010, the first heart failure patient was enrolled in a Phase 1 single ascending-dose clinical trial exploring the safety and tolerability of GGF2 in collaboration with the Vanderbilt University Heart and Vascular Institute.

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and related nervous system disorders. The Company is commercializing and marketing AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the United States. AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS); this was demonstrated by an improvement in walking speed. AMPYRA was developed using Alkermes’ Matrix Drug Absorption System (MXDAS®) technology and is manufactured by Alkermes Pharma Ireland Limited, a subsidiary of Alkermes plc, based on a supply agreement with Acorda.

Acorda also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements
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